Exhibit 99.1

RECENT DEVELOPMENTS

From April 1, 2014 through June 9, 2014, Special Value Continuation Partners, LP has invested approximately $128.8 million in ten senior secured loans with a combined effective yield of approximately 9.6%. Through June 9, 2014, TCP Capital Corp.’s (the “Company”) investment assets totaled approximately $894.8 million.

On April 22, 2014, TCPC SBIC, LP, the Company’s subsidiary, received a license from the Small Business Association (“SBA”) to operate as a small business investment company under the provisions of Section 301(c) of the Small Business Investment Act of 1958.

On May 8, 2014, the Company’s board of directors declared a regular second quarter cash dividend of $0.36 per share and a $0.05 per share special dividend. Both dividends are payable on June 30, 2014 to stockholders of record as of the close of business on June 18, 2014.

On May 23, 2014, TCPC SBIC, LP received a $75 million leverage commitment from the SBA.

On June 9, 2014, the Company exercised the accordion feature of the revolving credit facility of TCPC Funding I LLC, the Company’s subsidiary, with Deutsche Bank AG, New York Branch, as administrative agent, and increased the aggregate principal amount to $200.0 million.